EXHIBIT NO. 5

                     KRAMER LEVIN NAFTALIS & FRANKEL LLP

                               919 THIRD AVENUE

                         NEW YORK, N.Y. 10022 - 3852

        FACSIMILE                                           47, Avenue Hoche
     (212) 715-8000                                            75008 Paris
                                                                 France

      DIRECT NUMBER
     (212) 715-9100

                                 August 31, 2000

THCG, Inc.
650 Madison Avenue, 21st Floor
New York, New York  10022

            Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

            We have acted as counsel to THCG, Inc., a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to the registration for resale under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 2,926,467 shares (the "Shares") of the Registrant's Common Stock, par value $.01 per share, issuable upon conversion of the Registrant's Series A Convertible Participating Preferred Stock and exercise of the warrant to purchase Common Stock issued by the Registrant to Castle Creek Technology Ventures LLC ("Castle Creek") on August 2, 2000 (the "Warrant"), pursuant to the securities purchase agreement between the Registrant and Castle Creek dated August 2, 2000 (the "Purchase Agreement").

            In connection with the registration of the Shares, we have reviewed copies of the Registration Statement, the Certificate of Incorporation of the Registrant, the By-laws of the Registrant, the Certificate of Designations of the Series A Convertible Participating Preferred Stock of the Registrant (the "Certificate of Designations"), the Purchase Agreement, the Warrant, resolutions of the Board of Directors of the Registrant and such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and
(b) relied on (i) representations, statements and certificates of public officials and others and (ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Registrant.

            Based upon the foregoing, we are of the opinion that the Shares covered by the Registration Statement, when issued pursuant to the terms and provisions of the Purchase Agreement, the Certificate of Designations and the Warrant, will be validly issued, fully paid and non-assessable.

            We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware and the federal laws of the United States.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.





                                Very truly yours,



                                /s/ Kramer Levin Naftalis & Frankel LLP
                                ---------------------------------------
                                Kramer Levin Naftalis & Frankel LLP